EXHIBIT 10.68

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) made as of the 14th day of November, 2003, by and between POLAR PLASTICS (NC), INC., a North Carolina corporation (“Landlord”), and WINCUP HOLDINGS, INC., a Delaware corporation (“Tenant”).

WITNESSETH

A.     Landlord and Tenant, inter alia, have entered into that certain Asset Purchase Agreement dated November 11, 2003 (the “Purchase Agreement”).

B.     Pursuant to the Purchase Agreement, Landlord and Tenant have agreed to execute and deliver this Lease.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements in the Purchase Agreement, Landlord and Tenant hereby agree as follows:

Article I

PREMISES

1.1     Landlord hereby demises and leases unto Tenant the interior of a certain building (including the loading docks thereof) located at 2500 Old Lexington Road, Winston-Salem, North Carolina (the “Premises”). Tenant shall also have the exclusive use of the parking areas around the Premises and the driveways and sidewalks providing access to the Premises.

1.2     Landlord represents and warrants that it has good and marketable title to the Premises.

Article II

TERM

2.1     The term (“Term”) of this Lease shall commence upon the date hereof (“Commencement Date”) and shall automatically terminate on May 31, 2004.

Article III

USE

3.1     The Premises may be used and occupied for light manufacturing, warehousing, distribution and incidental office use (the “Permitted Use”).

3.2     Landlord represents and warrants to Tenant that the Premises may be used by Tenant under applicable laws and regulations for the Permitted Use.

Article IV

RENT

4.1     Liability for the payment of rent shall accrue from the Commencement Date. During the Term, Tenant shall pay to Landlord a monthly rental of $10.00 (the “Basic Rent”). Such monthly payment shall be made in advance and due and payable on the Commencement Date and the first day of each and every month following the Commencement Date (pro rated for any partial month).

4.2    In addition to the Basic Rent, Tenant shall pay only those additional amounts as are specifically set forth in this Lease. All such costs and expenses shall be collectible as rent (hereinafter “Additional Rent”) and if not otherwise paid by Tenant shall be due and payable by Tenant within thirty (30) days after presentation to Tenant of bills therefor by Landlord.

4.3    All rents shall be payable at the offices of Landlord, or at such other place as Landlord may from time to time designate by written notice.

4.4    If the Commencement Date is other than the first day of a calendar month, the monthly rental for the month during which the Commencement Date occurs shall be prorated on a per diem basis based on a thirty (30) day month.

Article V

UTILITIES

5.1    Tenant shall promptly pay, as and when the same become due and payable, all charges for any utility, including water, sewer, gas, electric and telephone, used or consumed in or on the Premises.

Article VI

IMPROVEMENTS, MAINTENANCE, AND REPAIRS

6.1    Landlord shall be responsible, at its cost and expense, for the following:

(a)     To keep and maintain in good, clean, safe and sanitary order, condition and repair the roof, exterior walls and flooring, foundation and other structural components of the Premises.

(b)     To keep and maintain in good and sanitary order, condition and repair the water and sewer lines leading into the Premises.

(c)     To keep and maintain in good and sanitary order, condition and repair the plumbing, electrical, air conditioning and heating, fire and safety systems, serving the Premises.

(d)     To keep and maintain all sidewalks, parking areas, curbs and access ways adjoining the Premises in a good, safe, clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and keep and maintain all landscaped areas in a neat and orderly condition.

6.2    Tenant, at its sole cost and expense, shall keep and maintain the Premises in good, clean, safe and sanitary order. Tenant shall be responsible for any nonstructural repairs or replacements within the Premises or any repairs or replacements necessitated by misuse, abuse or neglect of Tenant. Tenant shall be responsible for light bulbs, fluorescent tubes, sanitary and cleaning supplies, janitorial services and interior window surface cleaning. Landlord, at its sole cost and expense, shall make all other repairs and replacements necessary to keep the Premises in good order and condition and tenantable.

6.3    Tenant shall have the right, with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, to affix to the exterior of the Premises signs that identify Tenant.

6.4    All fixtures, equipment, machinery and other property purchased by Tenant pursuant to the Purchase Agreement, whether attached to the Premises or not (the “Purchased Assets”), and all other equipment, machinery, furniture and property of Tenant shall be removable at any time and from time to time during the Term, or at its expiration or prior termination. Upon the Commencement Date, Landlord shall execute a landlord’s waiver in the form attached hereto as Exhibit A.

6.5    Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in the same condition as of the Commencement Date, reasonable wear and tear, repairs for which Landlord is responsible hereunder and damage by Casualty (as defined below) excepted. Tenant may elect, with Landlord’s consent, to abandon at the Premises all or any portion of the Purchased Assets, and such portion shall following the expiration or termination of this Lease become the property of Landlord.

Article VII

ENVIRONMENTAL MATTERS

7.1 As	used on this Lease, the following shall mean:

(a)    “Environmental Law” shall mean any federal, state or local, statute, act, law, ordinance, rule, regulation or order pertaining to the environment whether now or hereafter enacted.

(b)    “Hazardous Substance” shall mean any hazardous or toxic substance as defined in any Environmental Law or in any rule, regulation or order issued pursuant to any Environmental Law.

(c)    “Enforcement Agency” shall mean the Environmental Protection Agency (“EPA”) and any state, county, municipal or other agency having authority to enforce any Environmental Law.

7.2    Landlord shall be responsible for all costs, expenses, damages and penalties resulting from the existence of any Hazardous Substance at, under or in the area immediately surrounding the Premises at the date of the execution of this Lease, including without limitation the cost of containment, clean-up and removal of any Hazardous Substances. Landlord will indemnify and hold harmless Tenant, and its Representatives (as that term is defined in the Purchase Agreement), shareholders, subsidiaries and Related Persons (as that term is defined in the Purchase Agreement) (collectively, the “Tenant Indemnified Persons”), and will reimburse the Tenant Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (as that term is defined in the Purchase Agreement arising from or in connection with any Liability (as that term is defined in the Purchase Agreement) from the existence of any Hazardous Substances at, under or in the area immediately surrounding the Premises at the date of the execution of this Lease. This Section 7.2 shall survive the expiration or earlier termination of this Lease for a period of three (3) years.

7.3    Tenant shall not intentionally or unintentionally use, store, handle, spill or discharge any Hazardous Substance at the Premises in violation of Environmental Law and Tenant shall be responsible for all costs, expenses, damages, and penalties resulting from any such use, storage, handling, spill or discharge of such Hazardous Premises at the Premises in violation of Environmental Law.

7.4    Tenant shall promptly deliver to Landlord copies of all notices made by Tenant to, or received by Tenant from, any Enforcement Agency or from the United States Occupational Safety and Health Administration concerning environmental matters or Hazardous Substances at the Premises. Landlord shall promptly deliver to Tenant copies of all notices received by Landlord from any Enforcement Agency or from the United States Occupational Safety and Health Administration concerning environmental matters of Hazardous Substances at the Premises.

Article VIII

INSURANCE

8.1    During the Term, Landlord, at Tenant’s expense, shall keep in full force and effect (i) “all risk” property insurance coverage including coverage for earthquake and flood in an amount equal to the full insurable value of the Premises, (ii) commercial general liability insurance, naming Tenant as an additional insured, protecting Landlord and Tenant against any liability occasioned by any occurrence on or about any portion of the areas surrounding the Premises arising out of Landlord’s, its agents, contractors and employees’ acts or omissions, with primary coverage of $3,000,000 and excess, or umbrella, coverage of $5,000,000. Tenant shall within thirty (30) days of Tenant’s receipt of an invoice therefor reimburse Landlord for the cost of such insurance. If for the period covered by any insurance policy Tenant leases the Premises for less than the entire period, the amount due to Landlord under this Section shall be prorated based on the number of days during the period of such insurance policy the Premises is leased to the Tenant.

8.2    During the Term, Tenant agrees to keep in full force and effect, at Tenant’s sole cost and expense, (a) commercial general liability insurance, naming Landlord and any mortgagee of the Premises as an additional insured, protecting Landlord, Tenant and any such mortgagee against any liability occasioned by any occurrence on or about any portion of the Premises arising out of Tenant’s and its invitees’ and guests’ use of the Premises, with primary coverage of $3,000,000 and excess, or umbrella, coverage of $5,000,000, and (b) all-risk property insurance equal to the full insurable value of the furnishing, furniture, equipment and other personal property of Tenant located in or about the Premises.

8.3    With respect to each policy of insurance herein required to be procured by the parties, on or before the Commencement Date or before any such insurance policy will expire, each party shall deliver to the other a certificate of insurance of each such policy. Each policy shall provide that the insurer shall give to the other thirty (30) days’ written notice prior to any cancellation of the policy.

8.4    Tenant may carry any insurance required by this Lease under a blanket policy which shall include coverage, applicable to the Premises for the risks and in the amounts required pursuant to this Article VIII.

8.5    Each party hereby releases the other and the other’s officers, directors, agents, and employees, to the extent of each party’s insurance coverage, from any and all liability for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its officers, directors, agents or employees; provided, however, that this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder. If any policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation if it is commercially available and if such policies do not provide therefor. If an additional premium is charged for such waiver, the party benefiting therefrom, if it desires to have the waiver, agrees to pay to the other the amount of such additional premium promptly upon being billed therefor.

Article IX

CASUALTY AND CONDEMNATION

9.1    In the event the Premises are damaged, destroyed, or rendered partially or wholly untenable by fire, the elements, accident or other casualty (any of such cases herein a “Casualty”), Landlord shall repair and restore the Premises unless either Landlord or Tenant elects to terminate this Lease as provided below.

9.2    If the whole or any part of the Premises shall be taken under the power of eminent domain, this Lease shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning authority. Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition unless Tenant elects to terminate this Lease as provided below.

9.3    In the event of damage or destruction or condemnation of the Premises, the Basic Rent hereunder shall abate proportionate to the area of the Premises rendered unsuitable for use by Tenant from the date of such destruction until the date of restoration of the Premises to a condition tenable by Tenant and notice thereof by Landlord to Tenant.

9.4    In the event of a Casualty or a taking of all or any portion of the Premises, Landlord or Tenant shall have the right to terminate this Lease by written notice to the other party, such termination to be effective on the date specified in such notice which shall not be less than thirty (30) days after the date of such notice.

Article X

ASSIGNMENT AND SUBLETTING

10.1    Without the written consent of Landlord, Tenant shall not have the right to assign this Lease, to sublet all or any part of the Premises, or to mortgage, or encumber its leasehold, to any person, trust, partnership, corporation or other entity. Landlord shall be entitled to receive any amounts paid to Tenant from an assignee of this Lease and all rents paid to Tenant by any subtenant of the Premises to the extent such rents are in excess of the Basic Rent and Additional Rent payable hereunder.

Article XI

SUBORDINATION AND ATTORNMENT

11.1    This Lease is subject and subordinate to any first mortgage now or hereafter placed upon the Premises. Tenant agrees, upon demand, to execute and deliver such additional documents evidencing the subordination of this Lease to the lien of any such mortgage now or hereafter placed upon the Premises, as shall be desired by any mortgagee or encumbrance holder.

11.2    Landlord represents and warrants that Tenant shall have quiet enjoyment of the Premises and all of the rights and privileges hereunder free from any disturbance or interference but subject to the terms and provision of this Lease.

Article XII

ENTRY UPON PREMISES

12.1    Landlord shall have the right to enter upon the Premises only at reasonable times and upon reasonable notice and without disrupting Tenant’s use of the Premises.

12.2    The Landlord shall indemnify, defend (at Tenant’s option) and hold harmless Tenant and its agents, employees and invitees, from and against and reimburse all of the foregoing with respect to, any and all claims, liabilities, costs, damages, suits and expenses incurred or suffered by Tenant by reason of any entry upon the Premises by the Landlord and its representatives.

Article XIII

DEFAULTS AND REMEDIES

13.1    If Tenant does not pay in full any amount within ten (10) days after written notice from Landlord that the same is due hereunder, or materially defaults under any provision contained herein and such default is not cured within thirty (30) days after written notice from Landlord, or if Tenant files a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee, or if Tenant makes a general assignment for the benefit of creditors or takes advantage of any insolvency act, or if a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee is filed against Tenant and within ninety (90) days thereof Tenant fails to secure discharge of such proceeding, then and in any such event, Landlord shall have the right to do once or more often, any one or more of the following:

(a)    perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand;

(b)    avail itself of any other remedies permitted by law.

Article XIV

NOTICES

14.1    All notices, consents, waivers and other communications required or permitted by this Lease shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Landlord:	Polar Plastics (NC), Inc.
c/o Polar Plastic Ltd.
St. Laurent, Quebec, Canada H4R 2B9
Attention: Mr. Eric Cohen
Fax no.: 514-331-2475
E-mail address: polarprima@aol.com

with a mandatory copy to:	Wiener & Wiener LLP
Attention: Stephen W. Wiener, Esq.
Suite 400 Commonwealth Bldg
512 Hamilton Street
Allentown, PA 18101
Fax no.: 610-821-8635
E-mail address: sww@wienerlaw.com

Tenant:	WinCup Holdings, Inc.
Attention: Caroline J. Williamson, Esq.
Three Radnor Corporate Center, Suite 300
Radnor, PA 19087
Fax no.: 610-341-9600
E-mail address: carriewilliamson@radnorholdings.com

with a mandatory copy to:	Duane Morris, LLP
4200 One Liberty Place
Philadelphia, Pa 19103
Attention: Vincent F. Garrity, Jr., Esq.
Fax no.: 215-979-1020
E-mail address: garrity@duanemorris.com

Article XV

BROKERS

15.1    Each party represents and warrants to the other that it has had no dealings, negotiations or consultations with respect to the Premises or this Lease with any broker or finder and that no broker or finder called the Premises to its attention for lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this Lease. Each party shall indemnify, defend and hold the other harmless from and against any claims, actual or threatened, and any expenses (including attorneys fees) as a result of a breach of the foregoing representation and warranty.

15.2    The provisions of this Article shall survive the termination or expiration of this Lease.

Article XVI

REAL ESTATE TAXES

16.1    Tenant shall pay, as Additional Rent, in each tax year during the Term all real estate taxes, use and occupancy taxes, ad valorem taxes and assessments or any other tax imposed or levied against the Premises within thirty (30) days after Tenant’s receipt of a bill therefor from Landlord. If during any tax year, Tenant leases the Premises for less than twelve (12) months, the amount due to Landlord under this Section shall be prorated based on the number of days during the tax year the Premises is leased to the Tenant.

Article XVII

MISCELLANEOUS

17.1    This Lease shall be construed in accordance with the laws of the State of North Carolina, choice of laws principles notwithstanding.

17.2    This Lease shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns.

17.3    This Lease can be modified only by writing signed by Landlord and Tenant and attached to the original or a copy of the original.

IN WITNESS WHEREOF the parties have caused this Lease to be duly executed the day and year first above written.

LANDLORD:

POLAR PLASTICS (NC), INC.

By:	/S/ ERIC COHEN

Name:	Eric Cohen
Title:	CEO

TENANT:

WINCUP HOLDINGS, INC.

By:	/S/ MICHAEL T. KENNEDY

Name: Michael Kennedy
Title: President

EXHIBIT A

LANDLORD’S WAIVER AND CONSENT

LANDLORD’S WAIVER AND CONSENT, dated as of the              day of November, 2003 between POLAR PLASTICS (NC), INC., having an office at c/o Polar Plastic Ltd., St. Laurent, Quebec, Canada H4R 2B9, Attention: Mr. Eric Cohen, (hereinafter called “Landlord”), and PNC BANK, NATIONAL ASSOCIATION, having an office at 1600 Market Street, P2-P070-31-2, Philadelphia, PA 19103, ATTN: Janeann Fehrle, in its capacity as Agent (“Agent”) on behalf of the financial institutions party (collectively, the “Lenders”) to that certain Fourth Amended and Restated Revolving Credit and Security Agreement dated December 26, 2001 (as same has been or may be amended, restated, or replaced from time to time, the “Credit Agreement”).

WHEREAS, Lenders have made or are about to make one or more loans, advances, and/or other financial accommodations to WinCup Holdings, Inc. (hereinafter called “Debtor”), to be secured in whole or in part by security agreements granting a security interest to Agent, for the benefit of Lenders, in any and all of Debtor’s personal property including, without limitation, all of Debtor’s now owned or hereafter acquired accounts, accounts receivable, contract rights, instruments, documents, general intangibles, chattel paper, investment property, inventory, equipment, furniture, fixtures, books and records (hereinafter called the “Collateral”); and

WHEREAS, the Collateral is or may be installed or kept at the premises known as 2500 Old Lexington Road, Winston-Salem, North Carolina (the “Premises”), which Premises are owned by Landlord and leased to Debtor and the legal description of which is (including metes and bounds, lot and block, range and section) set forth on Schedule A hereto.

NOW, THEREFORE, in consideration of the loans, advances and/or financial accommodations extended by Lenders to Debtor, at any time, and other good and valuable consideration, the undersigned, intending to be legally bound, agrees as follows:

1.     Landlord represents that the lease between Landlord and Debtor regarding the Premises (“Lease”) is in full force and effect and that the Debtor is not in default under the Lease. Landlord agrees to provide to Agent, concurrently with the issuance to Debtor, a copy of all notices of default delivered to Debtor with respect to the Lease. Such notices shall be delivered to Agent at its address set forth above.

2.     Landlord consents to the installation or location of the Collateral at the Premises, and hereby agrees to waive and relinquish in favor of Agent, and agrees that it will not assert or exercise, any right, claim, title, interest or security interest in or lien upon any of the Collateral which it may have or acquire by reason of the installation in, attachment to or location of the Collateral at the Premises, or otherwise (including without limitation any landlord’s lien or rights of levy, distraint, seizure or execution), whether arising under any agreement, instrument or law now or hereafter in effect. Any Collateral shall, at all times, be considered to be personal property regardless of whether or the manner in which it may be affixed to the Premises, so long as any obligations are owing to Lenders by Debtor (Agent shall not, however, claim any interest in any heating, electrical, plumbing, air conditioning or mechanical systems at the Premises).

3.    Agent, at its option, may enter the Premises at any time for the purpose of repossessing, removing, selling or otherwise dealing with the Collateral, and such license shall be irrevocable and shall continue from the date Agent enters the Premises for as long as Agent reasonably deems necessary. Landlord shall not interfere with or attempt to prevent Agent from exercising any of its rights as a secured creditor under the Credit Agreement or under applicable law (including the Uniform Commercial Code) with respect to the Collateral on the Premises.

4.    Landlord further agrees to accept from Agent any payment or performance tendered or made by Agent to cure any such default (including, without limitation, any payment defaults), it being understood that Agent shall have no obligation to cure any such default and any payment made or act done by Agent to cure any such default shall not constitute an assumption of the Lease or any obligation of Debtor. In the alternative, provided that Landlord has terminated, or has the right to terminate the Lease, Landlord shall, at Agent’s request, negotiate in good faith to enter into a new lease containing terms and conditions substantially similar to the Lease with a party that has purchased or is willing to purchase Collateral being sold by Agent.

5.    The provisions hereof shall be irrevocable and remain in full force and effect until Debtor has fully paid and performed all of its obligations to Agent and Lenders under all agreements, instruments and documents evidencing such obligations, and under all security agreements, present and future, and any extensions, modifications and renewals thereof at any time made, and until all obligations, if any, of Lenders to extend loans or financial accommodations to Debtor shall have terminated.

6.    Nothing contained herein, and no exercise by Agent of any of its rights hereunder (including the entry by Agent to the Premises and the making of any payments by Agent to the Landlord), shall be deemed to make the Agent a tenant at the Premises or be deemed to delegate any duties or obligations under the Debtor’s lease to or constitute any assumption thereof by the Agent. Nothing herein contained shall compel Agent to remove, retain, hold, continue to hold, sell or otherwise deal with any or all of the Collateral.

7.    This Waiver and Consent shall be binding upon and inure to the benefit of the parties herein named and their respective assigns and successors in interest. Landlord agrees to notify any purchaser or successor owner or landlord of the Premises of the existence of this Waiver.

8.    This Waiver shall be binding and effective upon the undersigned upon the written approval hereof by Agent and no amendment, waiver or termination of this Waiver shall be binding or effective as to without Agent’s prior written consent.

IN WITNESS WHEREOF, the undersigned has duly executed this Waiver and Consent as of the day and year first above written.

WITNESS:	POLAR PLASTICS (NC), INC.

By:

Name:

Title:

STATE OF

COUNTY OF

On this              of November, 2003, before me personally appeared                                 , to me known and being duly sworn, deposes and says that s/he is the authorized agent of POLAR PLASTICS (NC), INC., the Landlord described in the foregoing Landlord Waiver and Consent; that s/he signed the Landlord Waiver and Consent as such agent pursuant to the authority vested in him/her by law; that the Agreement is the voluntary act of the Landlord; and s/he desires the same to be recorded as such.

Notary Public

My Commission Expires:

SCHEDULE A

LEGAL DESCRIPTION OF PREMISES

That certain tract or parcel of real property situated in Winston Township, Forsyth County, North Carolina, and more particularly described as follows:

BEGINNING at an iron stake in the west right-of-way line of Old Lexington Road, said iron stake being located at the southeast corner of Lot 27, Block 57 of the Plat of Property of Winston-Salem Land & Investment Co., as per a plat recorded in Plat Book 4, Page 147, Forsyth County Registry, and said iron stake also marking the southeast corner of Bob B. King property (see Book 1172, Page 907, Forsyth County Registry) and from said beginning point running thence with said west right-of-way line of Old Lexington Road along a curve to the left of the following four chord courses and distances: South 0-12-24 West 100.03 feet to a point, South 4-07-26 East 100.08 feet to a point, South 8-50-26 East 99.97 feet to a point, and South 6-47-28 East 83.74 feet to an iron stake, the southeast corner of the herein described tract; thence running North 77-28-13 West 392.78 feet to an iron stake in the east right-of-way line of the Winston-Salem Railroad, said iron stake being located 50.00 feet from the centerline of the main tract; thence running with said east right-of-way line to the Winston-Salem Railroad North 12-27-48 East 363.29 feet to an iron stake, the southwest corner of the aforementioned Bob B. King property; thence running with the southern line of the said Bob B. King property South 77-58-14 East 279.00 feet to the POINT AND PLACE OF BEGINNING and containing 2.756 acres, more or less, according to a survey by Daniel W. Donathan, R.L.S., dated September 28, 1981 and captioned “Wachovia Bank and Trust Company, N.A., Executor U/W Geraldine F. Pratt (Deceased).” The property described above is the same property described in deed recorded in Book 891, Page 481, Forsyth County Registry, and it is also known and designated as Lot 102, Block 770 of the Forsyth County Tax Maps.